Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. ANNOUNCES CASH TENDER OFFER AND
RELATED CONSENT SOLICITATION FOR THE EARLE M. JORGENSEN COMPANY
9.75% SENIOR SECURED NOTES DUE 2012
     Los Angeles, CA — October 12, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that its wholly-owned subsidiary, Earle M. Jorgensen Company (“EMJ”), has commenced a cash tender offer to purchase any and all of its outstanding 9.75% Senior Secured Notes due 2012 (the Notes”), as well as a related consent solicitation to amend the indenture governing the Notes. There is outstanding $249,995,000 principal amount of the Notes. The tender offer and consent solicitation are expected to be financed with funds from Reliance through a new syndicated credit facility of approximately $1 billion that it intends to put in place.
     The total consideration to be paid for each validly tendered Note, subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and calculated based in part on the yield of the 3.625% U.S. Treasury Note due June 30, 2007 (the “Reference Security”). The total consideration for each $1,000 principal of Notes will be the present value of $1,048.75 (the “First Call Price” payable on June 1, 2007 (the “First Call Date”) for such principal amount of Notes) discounted to the settlement date from the First Call Date plus the present value on the settlement date of all interest that would be payable beginning on the next interest payment date up until the First Call Date, each determined on a fixed spread pricing formula utilizing a yield equal to the Reference Security, plus 50 basis points, less interest accrued from the previous interest payment date to, but not including, the settlement date. The Reference Security yield will be determined at 2:00 pm, New York City time, on October 26, 2006. The total consideration also includes a consent payment of $20 per $1,000 principal amount of Notes (the “Consent Payment”) to holders who validly tender their Notes, and thereby validly deliver consents with such Notes, on or prior to 5:00 pm, New York City time, on
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Wednesday, October 25, 2006 (such date and time, as the same may be extended, the “Consent Date”). The detailed methodology for calculating the total consideration for validly tendered Notes is outlined in the Offer to Purchase and Consent Solicitation Statement dated October 12, 2006 relating to the tender offer and the consent solicitation.
     Concurrently with the tender offer, EMJ is soliciting consents from holders of the Notes for certain amendments which would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sales and change of control offers), certain event of default provisions as well as provisions relating to the security interest that Holders have in the assets of EMJ, and modify or eliminate certain other provisions contained in the Indenture, the Notes and the related Security Agreement and the Intercreditor Agreement. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of Notes outstanding.
     The consent solicitation will expire on the Consent Date. Holders who validly tender their Notes on or prior to the Consent Date will be eligible to receive the total consideration. Holders who validly tender their Notes after the Consent Date, and on or prior to midnight, New York City time, on November 8, 2006 (the “Expiration Date”), will be eligible to receive only the tender offer consideration, namely the total consideration less the Consent Payment.
     Notes validly tendered on or prior to the Expiration Date and not withdrawn on or prior to the Consent Date and which EMJ accepts for payment are expected to settle one business day following the Expiration Date, namely November 9, 2006 (assuming that the Expiration Date is not extended), or as soon as practicable thereafter. Holders whose Notes are purchased will also be paid accrued and unpaid interest up to, but not including, the settlement date.
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     Holders who tender their Notes must consent to the amendments. Holders must validly tender their Notes and deliver their consents on or prior to the Consent Date in order to be eligible to receive the total consideration; Holders tendering Notes after the Consent Date will only be eligible to receive the tender offer consideration, namely the total consideration less the Consent Payment. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Date. The tender offer and the consent solicitation are subject to the satisfaction of certain conditions, including receipt of consents in respect to at least a majority of the principal amount of Notes on or prior to the Consent Date.
     J.P. Morgan Securities Inc. is the sole Dealer Manager for the tender offer and the consent solicitation and can be contacted at (866) 834-4666 (toll free), or (212) 834-4077 (collect). Global Bondholder Services Corporation is the Information Agent and the Depositary for the tender offer and the consent solicitation and can be contacted at (866) 807-2200 (toll free) or (212) 430-3774 (collect).
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 160 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries. Reliance Steel & Aluminum Co. was named to the 2006 Forbes Platinum 400 List of America’s Best Big Companies.
     This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s and Earle M. Jorgensen Company’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s and Earle M. Jorgensen Company’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2005, Earle M. Jorgensen Company’s Annual Report on Form 10-K for the year ended March 31, 2006, and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006.
     This announcement is not an offer to purchase, a solicitation for acceptance of an offer to purchase, or a solicitation of consents with respect to any securities. The Offer and the Consent Solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials.
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